                                                            EXHIBIT 10




Hussmann International, Inc.           Hussmann International, Inc.
                                       12999 St. Charles Rock Road
                                       Bridgeton, MO 63044-2483

                                       Burton Halpern
                                       Vice President, General Counsel
                                       and Secretary



                          January 12, 2000



Richard G. Cline
Suite 300
4200 Commerce Court
Lisle, IL 60532

Dear Mr. Cline:

     I am writing to you at the request and with the unanimous authorization of the Board of Directors of Hussmann International, Inc. (the "Company") to confirm the decision to extend your service as Chairman (the "Chairman") of the Board of Directors of the Company on the following terms:

1. Your agreement to serve as Chairman of the Board of Directors of the Company terminates as of January 31, 2000. Your initial term as a Director of the Company is due to expire at the 2000 Annual Meeting of Stockholders of the Company (presently scheduled for May 18, 2000). The parties desire to extend your term as Chairman of the Board to expire as of the Annual Meeting and pending your re-election to the Board, your position as Chairman would continue for a total of 12 months expiring January 31, 2001.

2. You will also continue to serve as Chairman of the Board of Hussmann Corporation, the Company's principal operating subsidiary.

3. Your duties as Chairman will include those customarily performed by the Chairman of a publicly-owned corporation, such as establishing the organization of the Board and appropriate corporate governance processes, presiding at all meetings of the Board of Directors, working with the President and Chief Executive Officer on agendas for regularly scheduled meetings of the Board and on arrangements for any special meetings of the Board, communicating regularly with the President and Chief Executive Officer on the business, plans and performance of the Company, and carrying out such other responsibilities as the Board of Directors may from time to time reasonably request.

4. You will not be an employee of the Company, and you will not be eligible to participate in any of the Company's employee benefit plans.

5.   Your compensation under this Agreement will be:

     (A)  $400,000 per annum (paid monthly); and

     (B)  the grant of a 10-year nonqualified option to purchase
100,000 shares of the Company's common stock at the closing price on the New York Stock Exchange on February 1, 2000 which shall be exercisable on the first anniversary thereof. All of the options will become immediately exercisable upon the occurrence of a merger or change in control of the Company, as that term is commonly understood.

     The foregoing compensation shall be in lieu of all other compensation which you would otherwise be eligible to receive as a Director of the Company.

6. The Company will reimburse you for all reasonable business expenses that you incur under this Agreement and will make available to you a corporate aircraft, subject to availability, recognizing priority is given to customers and other corporate needs, to assist you in carrying out your responsibilities under this Agreement. For a period of 30 months from February 1, 2000 the Company will also (A) cover the cost to you of maintaining a suitable office in the Chicago area and (B) employ a full-time administrative assistant (to be selected by you), who will become an employee of Hussmann Corporation.

7. Subject to the last sentence of paragraph 8, the compensation arrangements set forth in paragraph 5 and the office and administrative assistant arrangements set forth in paragraph 6 are guaranteed to you for the 12 month period as to compensation and the 30 month period as to the cost of your office and administrative assistant, in all events (including the possibility that you die or become disabled, that a merger, change in control or restructuring of the Company occurs, or that the Board of Directors decides to replace you other than for Cause or to eliminate the position of Chairman of the Board), except only the situation in which you, on a voluntary basis, resign from the position of Chairman or are relieved of that position for Cause. For purposes of this Agreement, the term "Cause" shall mean:

     (A) your willful and continued failure to substantially perform your duties with the Company (other than any failure resulting from your being disabled) within a reasonable period of time after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

     (B) your engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

     (C) your engaging in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company's Board, your credibility and reputation no longer conform to the standard of the Company's executives.

     For purposes of this Agreement, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was not contrary to the best interest of the Company.

8. Subject to the last sentence of this paragraph, in the event that you do not (for any reason other than voluntary resignation, or termination of your service by the Board of Directors for Cause) serve the full 12 month term contemplated by this Agreement, the balance of the cash compensation due under paragraph 5(A) shall become due and payable in a lump sum, and the entire stock option provided for in paragraph 5(B) will become immediately exercisable. In that circumstance, the compensation of your administrative assistant, and the cost of maintaining your office, will be continued for the balance of the 30 month term contemplated by paragraph 6. In the event you are not re-elected to the Board of Directors, the cash compensation arrangements set forth in paragraph 5(A), guaranteed to you under paragraph 7 and payable under this paragraph 8 shall be pro-rated for the period that you have served as Chairman.

9. Any dispute under this Agreement shall be resolved by arbitration under the laws of the State of Delaware and the Rules of the American Arbitration Association, provided that the arbitrators shall all be individuals experienced in dealing with the business and affairs of publicly-owned corporations.

10. The Board of Directors and you recognize that you and the Board might decide to extend the term of your service as Chairman of the Board beyond the 12 month term contemplated by this Agreement. In that event the terms of any future service by you shall be those which you and the Board of Directors agree upon.

     If these terms are acceptable to you, please execute a copy of this Agreement and return it to me.

                                 Very truly yours,

                                 HUSSMANN INTERNATIONAL, INC.

                                 By /s/ J. Larry Vowell
                                    -------------------
                                 President and Chief Executive Officer


                                 HUSSMANN CORPORATION

                                 By /s/ J. Larry Vowell
                                    -------------------
                                 President and Chief Executive Officer

Accepted and agreed:


/s/ Richard G. Cline
--------------------
Richard G. Cline